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T. Sean Bennett
Counsel
Office of Appeals and Review

Direct: (301) 978-8499
Fax: (301) 978-8472

October 1, 2007

Via Electronic Mail

David Donohoe
Donohoe Advisory Associates LLC
9900 Belward Campus Drive, Suite 175
Rockville, MD 20850

RE: Docket No. NQ 5424C-07: EVCI Career Colleges, Inc. (the "Company")

Dear Mr. Donohoe:

This is to inform you that the Nasdaq Listing and Hearing Review Council (the "Listing Council") pursuant to its discretionary authority under Marketplace Rule 4807(b) has called for review the August 23, 2007 decision of the Nasdaq Listing Qualifications Panel (the "Panel") regarding the Company. This matter was called for review to consider the merits of the Panel's decision.

By copy of this letter to Doug McKenney, we are requesting that the Nasdaq Listing Qualifications Department provide the Listing Council by **November 23, 2007** with an updated qualifications summary sheet, which should include current financial information regarding the Company and any additional information that staff believes would assist the Listing Council in its review of this matter.

The Company may submit any additional information that it wishes the Listing Council to consider including (a) an updated plan of compliance; and (b) a chronological list (in reverse chronological order) of relevant Form 8-K or 6-K filings made by the Company subsequent to its submission to the Listing Qualifications Panel, with filing dates and a brief summary for each filing of the event reported. **These items should be submitted as one e-mail attachment. Do not submit actual Form 8-K or 6-K filings. The updated plan of compliance should include how the Company is addressing the deficiency and a specific timeline within which the Company will cure its deficiency.**

All submissions must be forwarded, by e-mail, to appeals@nasdaq.com. **Your e-mailed document must be titled and clearly identified by the Company's name and the type of document**

(e.g., IdealCorp Compliance Plan). The subject line of the e-mail sent to appeals@nasdaq.com should also be clearly identified by company and subject matter.

Company submissions to the Council must be received by the Appeals Department by noon Eastern Time on November 30, 2007. The Company will be provided with a copy of the Listing Qualifications Department's submission and a list of those documents comprising the record on review at least three days prior to this deadline.

The Listing Council will review the above-referenced decision on the basis of the written record. The Listing Council may also consider the existence and content of public filings and press releases issued by the Company and the Company's non-compliance with any Nasdaq listing requirements, and may take note of the Company's bid price and market makers.

The Nasdaq Board will have the opportunity to call this decision for review pursuant to Nasdaq Rule 4809. A Form 25, notification of removal from listing, will be filed with the Securities and Exchange Commission (the "SEC") as required by SEC Rule 19d-1 following review by the Nasdaq Board. If the Company appeals the Listing Council's decision to the SEC, Nasdaq will certify and file a copy of the entire record in this matter with the SEC as required by SEC Rule 19d-3. Any information filed with the SEC will become part of the public record. Further, Nasdaq may make a summary of the decision available on Nasdaq's public website, and information provided to Nasdaq may be subject to disclosure through a subpoena or other request for access from a federal, state, or self-regulatory body.

Sincerely,



T. Sean Bennett

cc: Marilyn Bacot
Randy Genau
Doug McKenney
Lanae Holbrook
Amy Horton